Exhibit 10.1

February 02, 2012

David Dayton Maquera
5841 167th Ave. SE
Bellevue, WA  98006

Dear Dave:

On behalf of EdgeWave, Inc., I am pleased to offer you the full-time position of President, reporting directly to me, Lou Ryan, Chief Executive Officer.  Your responsibilities will be as discussed further upon your start date.

The pertinent points of the offer are:

1.	Start Date: Thursday, February 02, 2012

2.	Salary: $10,416.67 paid twice per month ($250,000.00 if annualized over 24 pay periods) less payroll deductions and all required withholdings.

3.	Variable Incentive: $75,000.00 if you achieve 100% of “Plan” as detailed in the attached Exhibit B (Variable Compensation Plan).

4.
Benefits:  You will be eligible to participate in the benefit plans offered by Edgewave to all its employees.  Currently Edgewave offers medical, dental, life, short and long-term disability insurance, voluntary vision, additional voluntary life, ten paid holidays, and educational reimbursement (all of which may be amended from time to time in Company’s discretion). Also, pursuant to the terms of our current PTO policy, you will also accrue 120 hours of PTO (Personal Time Off) in your first year of employment. You are eligible for all benefits on the first day of the month following your hire.

5.
As part of your employment offer, subject to the approval of the Board of Directors of EdgeWave (the “Board”), or an appropriate committee appointed by the Board, EdgeWave will grant you a restricted stock award of 700,000 restricted shares of common stock of EdgeWave pursuant to Edgewave’s 2010 Employee, Director and Consultant Equity Incentive Plan (the “Plan), or in the Board’s discretion, under a similar plan or outside of a plan.  The restricted stock awards would be granted to you at $0.01 per share and will be subject to the following forfeiture rights: (i) If your employment is terminated prior to the first anniversary of the date of the grant, all of the restricted shares will be forfeited to Edgewave; (ii) If your employment is terminated on or after the first anniversary of the date of the grant but prior to the second anniversary of the date of the grant, then 75% of the shares will be forfeited to Edgewave (rounded up to the next highest whole number of shares); (iii) If your employment is terminated on or after the second anniversary of the date of the grant but prior to the third anniversary of the date of the grant, then 50% of the shares will be forfeited to Edgewave (rounded up to the next highest whole number of shares); (iv) If your employment is terminated on or after the third anniversary of the date of the grant but prior to the 4th anniversary of the date of the grant, then 25% of the shares will be forfeited to Edgewave (rounded up to the next highest whole number of shares); (v) If you are not terminated prior to the fourth anniversary of the date of the grant, then the forfeiture right expires. The grant and the restricted stock awards will be subject to (i) Board approval, (ii) you signing a restricted stock agreement, and (iii) if granted pursuant to the Plan, the terms of the Plan.

6.
Acceleration of Release of forfeiture rights based on a Change of Control:  In the event that you should be terminated in connection with a “Change of Control” or resign for “Good Reason” in connection with a Change of Control (see Exhibit A for Definition of “Change of Control” and “Good Reason”) then, subject to You signing a general release of all claims agreement in substantially the form attached hereto as Exhibit C (the “Release Agreement”), any “unvested” restricted stock awards will accelerate by 50% and “vest” immediately upon the later date of the Change of Control or your resignation for “Good Reason” and the date the Release Agreement is signed and becomes effective.

You agree that in the event your employment with Edgewave terminates, you will return to the Edgewave any and all devices, records, data, notes, reports, proposals, lists, correspondence, source and object code, specifications, drawings, blueprints, sketches, materials, equipment, other documents and property, together with all copies thereof (in whatever medium recorded) that belong to Edgewave or its successors or assigns. As an employee of Edgewave (and as a condition of your continued employment with Edgewave), you agree to abide by the Company’s rules, policies and employee handbook as in effect from time to time. As a further condition of employment, you are required to read, sign and abide “Proprietary Information, Inventions, and Non-Solicitation Agreement”.  You will also be asked to provide two documents establishing your identity and work authorization (i.e. drivers’ license and social security card, birth certificate or passport) so that we can comply with the Immigration Reform and Control Act of 1986.

If you accept this offer, your employment with EdgeWave will be considered employment at-will.  This means that employment is for an unspecified duration and constitutes at-will employment within the meaning of California Labor Code Section 2922.  Either party has the freedom to terminate the relationship at any time with or without cause or advance notice.  No employee of EdgeWave, other than the President, has the authority to alter the at-will employment relationship. This offer is contingent on the successful completion of reference, background, employment and education checks.

This agreement shall be subject to and construed in accordance with the laws of the State of California, and without giving effect to conflicts of laws principles. In the event of any dispute in connection with your employment or termination thereof, relationship with the Company, or this agreement (or any other agreement) that cannot be resolved privately between the parties, resolution shall be through binding arbitration conducted in the County of San Diego, California.  Any arbitration shall be conducted in accordance with the provisions of the California Code of Civil Procedure, Part 3, Title 9 (commencing with Section 1280). Edgewave will pay the cost of arbitration.  The arbitration process shall be in compliance with any laws or rules then in effect for employment arbitration agreements at the time of a demand for arbitration. The parties may obtain discovery in aid of the arbitration in accordance with California Code of Civil Procedure Section 1283.05. Nothing contained in this paragraph shall limit either party’s right to seek temporary restraining orders or injunctive or other equitable relief in the Superior Court of California in connection with this Agreement. YOU UNDERSTANDS THAT BY AGREEING TO ARBITRATION IN THE EVENT OF A DISPUTE BETWEEN YOU AND EDGEWAVE, YOU AND EDGEWAVE BOTH EXPRESSLY WAIVE YOUR RIGHT TO REQUEST A TRIAL BY JURY IN A COURT OF LAW. This Paragraph shall survive indefinitely any termination of this agreement or your employment with Company.

This offer letter and the attached exhibits forms the complete and exclusive statement of your agreement with Edgewave regarding the terms and conditions of your employment.  Together they supersede any other agreements or promises made to you by anyone, whether oral or written, and can only be modified by a written agreement signed by the President of the Company.  In the event that any portion of this letter shall be determined to be invalid, illegal or unenforceable, the remaining portions of this letter will be unaffected thereby and will remain in full force and effect, and there shall be substituted one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes of the unenforceable portion.

To indicate your acceptance of this offer and the terms and conditions described in this letter, please sign and date this letter where indicated and return to me by February 02, 2012.

Dave, we look forward to welcoming you as a new and key member of EdgeWave and to creating a mutually successful and prosperous business relationship.   If you have any questions, please feel free to contact me at 408.515.2177, or Eric Bearden, Director of Human Resources at 858.334.5321.

Sincerely,

/s/ Lou Ryan
Lou Ryan, CEO, EdgeWave, Inc.                                                                                     Date  February 2, 2012
lryan@edgewave.com

PLEASE SIGN AND RETURN THIS COMPLETE LETTER TO CONFIRM YOUR ACCEPTANCE OF THIS OFFER.

/s/ Dave  Maquera                                                                                 February 2, 2012
Dave  Maquera                                                                                      Date

Exhibit A

Definition of Resignation for “Good Reason” and Change of Control

Resignation for “Good Reason” means the occurrence, without the Employee’s consent, of any of the events or circumstances set forth below in connection with a Change of Control:

1.
A material and continuing diminution of the Employee’s duties, responsibilities, and level of authority of position as compared to such duties, responsibilities, and level of authority on the Effective Date;

2.	A material reduction in the compensation set forth in point #2 of the offer agreement above.
3.	A required permanent relocation of farther than 50 miles from the current corporate headquarters at the time of the Change of Control.

Change of Control, for purposes of this offer agreement, means a change in the ownership or control of the Company affected through any one of the following transactions:

1.
A merger or consolidation approved by the Company’s stockholders in which securities possessing more than eighty percent (80%) of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

2.	Any stockholder-approved sale, transfer, or other disposition of all or substantially all of the Company’s assets in a complete liquidation or dissolution of the Company; or
3.
The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) of securities possessing more than eighty percent (80%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s Stockholders.

Exhibit B- Variable Compensation Plan

The following describes the variable compensation plan (referred to as “Plan”) for Dave Maquera.  Variable compensation will be measured, earned and paid quarterly based on the following;

		Q1		Q2		Q3		Q4
Operating Plan Billing Targets (per Board approved target)	$	TQ1	$	TQ2	$	TQ3	$	TQ4

Variable OTE (100% of Billings)		$18,750		$18,750		$18,750		$18,750

Minimum Hurdle for Quarter: 75%	.75xTQ1		.75xTQ2		.75xTQ3		.75xTQ4

Qualified Billings:                                                                All Net Worldwide Billings

Variable Compensation Payment and Details

•	Variable compensation will be paid on the second pay cycle following the end of the quarter according to EdgeWave’s regularly scheduled pay cycles.
•
No variable compensation shall be paid if “net billings” for quarter is below 75% of the target.  Variable compensation for target between 75% and up to 200% will be paid at that percentage rate against Variable OTE (On Target Earnings).  By way of example, if actual quarterly billings are 110% of target, then variable compensation will be 110% of variable quarterly OTE (1.10x$18,750=$20,625).

•	Variable compensation for Q1 2012 shall be pro-rated based upon your actual start date with the Company.
•	Variable compensation will not exceed 200% of quarterly variable OTE if net billings exceed 200% for quarter (Variable compensation is “capped” at $37,500 per quarter).
•	Variable OTE shown are before deductions made at Employee’s request, if any, and for deductions required by federal, state and local law.
Termination- In the event your employment with the Company is terminated either voluntarily or involuntarily, variable compensation will be paid based on recognized billings through the last full month of net billings and no future variable compensation will be paid. For example, if your employment terminates on March 06, you will receive variable OTE calculated based on billings through the end of February.  EdgeWave will also reserve the right to seek repayment of any charge-backs that occur within and up to 60 days from termination date.

Employment At Will
Eligibility and participation in this variable compensation plan in no way implies or reflects any guarantee or contract of employment since the company operates on an employment-at-will basis.  Participation in this Plan doesn’t not confer any right to continued employment with the company or limit the right of the company to terminate the Participant at any time, with or without cause.

Changes to the Plan
The Company reserves the right to amend, modify, make exceptions to, or terminate this Plan at any time, but such change will be made in writing by CEO to you as far in advance as possible of the effective date of such change.

/s/ Dave Maquera______________________________	February 2, 2012
Signature of Acknowledgement of Plan	Date

EXHIBIT C

GENERAL RELEASE OF ALL CLAIMS AGREEMENT

This General Release of All Claims Agreement (“Agreement”) is entered into between Dave Maquera (“Employee”) and EdgeWave, Inc., and all related holding, parent or subsidiary entities and their affiliates, directors, officers, representatives, agents, principals, partners and employees, stockholders, predecessors and successors and/or assigns, insurers, and attorneys (all collectively referred to as “Employer”). (Employee and Employer are hereinafter collectively referred to as “the Parties”).

1.  Termination of Employment.  Employee’s employment with Employer is terminated effective ___________  (“ the termination date”).

2.  Severance.  In consideration of and in return for the promises contained in this Agreement, and as full and final compensation to Employee for all services as an employee:

1.	a. any “unvested” restricted stock awards will accelerate by 50% and vest immediately upon the date of the Change of Control or the date of Your resignation for Good Reason.

b. Employer warrants and Employee acknowledges that the agreements described under this Paragraph 2 constitute full compensation of any and all claims of every nature and kind arising out of or relating in any way to Employee’s employment by Employer or the termination thereof, benefits owed, or any other claims as outlined below.

3.  Employee’s Release of All Claims Against Employer.

a. In consideration of the above described acceleration of vesting, and for other good and valuable consideration, Employee agrees that employment with Employer has terminated as of the termination date, and that Employee has received full payment of all wages, vacation accrued but not used, and any and all other sums due as a result of such employment by Employer.  In further consideration of and in return for the promises and covenants undertaken herein, Employee does hereby unconditionally, irrevocably and absolutely release and discharge Employer and all related holding, parent or subsidiary entities and their affiliates, directors, officers, representatives, agents, principals, partners and employees, stockholders, predecessors and successors and/or assigns, insurers, and attorneys from any and all liability, claims, demands, causes of action, or suits of any type, whether in law and/or in equity, known or unknown, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them to date, including, but not limited to, Employee’s employment with Employer and the termination of said Employment.  This Agreement shall include but not be limited to a release of claims arising under any state or federal statute or common law regulating or affecting employment, including Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, Age Discrimination in Employment Act, the Fair Labor Standards Act, federal and state wage and hour laws including, without limitation, the California Labor Code, California Government Code Sections 12940 et seq., any applicable California Industrial Wage Orders, all as amended, all claims for breach of contract, employment discrimination, sexual harassment, wages, severance, overtime compensation, vacation, torts, fraud, and/or claims any other local, state or federal law, rule, or regulation relating to or affecting Employee’s employment by Employer, except any claim for unemployment insurance or worker’s compensation.

b. In further consideration of the above described acceleration of vesting, and for other good and valuable consideration, Employee irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on her behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above.  It is the intention of the Parties that, with the execution of this Agreement, Employer and all related holding, parent or subsidiary entities and their affiliates, directors, officers, representatives, agents, principals, partners and employees, stockholders, predecessors and successors and/or assigns, insurers, and attorneys will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters released.  Employee represents that he has not filed any complaint, charges or lawsuits against Employer and all related holding, parent or subsidiary corporations (including their affiliates, officers, directors, and employees) with any governmental agency or any court.

4.  Left Intentionally Blank.

5.  Unknown Claims.  Employee understands and agrees that this Agreement extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Employee under Section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived.  Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Employee certifies that he has read this release, the quoted Civil Code section and that he fully understands this release.

6.  Binding Effect.  This Agreement and all promises and agreements set forth in this Agreement shall be binding upon and shall inure to the benefit of the respective parties, their legal successors, heirs, assigns, partners, representatives, agents, attorneys, officers, directors and shareholders.

7.  Entire Agreement.  Employee further declares and represents that no promise or representation not contained in this Agreement has been made to him and acknowledges and represents that this Agreement contains the entire understanding between the parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced in this Agreement.   However, any proprietary or trade secrets agreement or any agreement regarding ownership of intellectual property by Employer entered into previously shall remain in full force and effect.  Employee further acknowledges that the terms of this Agreement are contractual and not a mere recital.

8.  Left intentionally blank

9.  Confidential Information and Trade Secrets.  Employee acknowledges that all confidential materials, records and documents concerning Employer that have come into Employee’s possession during his/her employment with Employer have been returned to Employer.  Employee agrees not to disclose to any person or entity, including any competitor of Employer and any future employer, any of Employer’s trade secrets or other confidential information. Employee acknowledges all Employer’s property obtained during the course of her employment with Employer has been returned to Employer.  To the extent that Employee has entered into any Confidentiality, Proprietary or Trade Secrets agreement or any agreement regarding ownership of intellectual property of Employer, if such Agreements provide greater protection to Employer than this Agreement, such other Agreements shall take precedence over this Agreement.

10.  Interpretation and Severability.  The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.  This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted.  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

11.  Arbitration of Disputes.  Any dispute arising out of this Agreement or Employee’s employment or termination shall be resolved by binding arbitration in San Diego, California, pursuant to the terms of the Offer Letter, and the findings of the arbitrator shall be final and binding upon the parties.

12.  Attorneys’ Fees.  In any dispute involving this Agreement, the prevailing party shall be entitled to attorneys’ fees and costs.

13.	IF EMPLOYEE IS UNDER THE AGE OF 40, A SIGNATURE ON THIS RELEASE WILL BE IMMEDIATELY EFFECTIVE. IF EMPLOYEE IS OVER THE AGE OF 40, THE FOLLOWING PROVISIONS APPLY:

 Age Discrimination in Employment Act Release.

A.   Employee acknowledges Employer hereby has advised Employee in writing to discuss this Agreement with an attorney before executing it and that Employer has provided Employee at least twenty-one (21) days within which to review and consider this Agreement before signing it.

B.  The Parties acknowledge and agree that Employee may revoke this Agreement for up to seven (7) calendar days following the execution of this Agreement, and that it shall not become effective or enforceable until the revocation period has expired.  The Parties further acknowledge and agree that such a revocation must be in writing, addressed to Michel Urich, Esq., at 7668 El Camino Real, Suite 104-238, Carlsbad, CA 92009 and received not later than 5:00 p.m. on the seventh (7th) day following execution of this Agreement by Employee.  If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the monies and benefits described above.

C. If Employee does not revoke this Agreement in the time frame specified in this Paragraph 20, the Agreement shall become effective at 12:01 a.m. on the eighth (8th) day after it is signed by Employee.

I have read the foregoing General Release of All Claims Agreement and I accept and agree to the provisions contained in this Agreement and execute it voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY, THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: ________________, 201_
Dave Maquera